Chembio Receives FDA Approval For Extended Age Range for HIV  Rapid Tests

 Approval for 13 Year-Olds and Above Fully Meets CDC Recommendations for Routine HIV Testing

MEDFORD, N.Y. (October 8, 2008) – Chembio Diagnostics, Inc. (OTC BB: CEMI) (“Chembio” or the “Company”) has obtained approval from the United States Food and Drug Administration to extend the testing age range  for its HIV rapid  point-of-care tests  to individuals 13 years of age and older.  Lowering the testing age claim from 18 years of age to 13 is consistent with the latest United States Centers for Disease Control (“CDC”) recommendations that routine screening for HIV be performed on all patients 13 to 64 years of age.

A clinical study was designed to evaluate the performance of the company’s  FDA-approved rapid tests, marketed exclusively in the United States by Inverness Medical Innovations, Inc. as Clearview® COMPLETE HIV 1/ 2 and Clearview® HIV 1/ 2  STAT-PAK®.  The Laboratory of Viral Diagnostics, University of Maryland School of Medicine, performed the study for Chembio on four separate specimen matrices from each study participant:  fingerstick capillary whole blood, venous whole blood, serum and plasma.  The participants each had a confirmed, known HIV positive status.  Based upon the results of the studies and other related information provided to the FDA, the PMA supplement was approved to expand the indications of use section to include the pediatric sub-population  13-17 years of age.

Of the more than 1 million adults and adolescents estimated to be living with HIV infection in the United States, approximately 232,700 (21%) are unaware of their infection.  In 2006, 56,500 (5%) of the people living with HIV were between the ages of 13 and 24. 1  These individuals cannot receive appropriate treatment for their HIV disease and may unknowingly continue to transmit the virus to others. In September 2006, the US Centers for Disease Control (CDC) changed its recommendations to include that all people in the United States between the ages of 13 and 64 years be routinely tested for HIV in healthcare settings. This testing can be performed in primary care facilities, emergency rooms, and clinics for substance abuse and pregnant women.  Several states have now begun to implement these recommendations.  Embracing these recommendations, California recently enacted a law that will require (as of January 1, 2009)  private health insurance companies in the state to cover the cost of HIV testing regardless of whether the testing is related to a primary diagnosis.

From a public health perspective, the shift in the CDC recommendations from risk-based to routine "opt-out" testing is anticipated to lower the rate of new HIV infections. For individuals, early testing is essential to provide earlier access to care with a greatly improved prognosis.   The objectives of the recommendations are many and include  increasing HIV screening of patients, fostering earlier detection of infection, identifying and counseling persons with HIV infection and connecting them to clinical and prevention services, and further reducing transmission of HIV in the United States.2

Lawrence Siebert, Chembio’s Chairman and CEO, commented, “We are pleased that our rapid HIV tests can now be used for the full range of individuals that should be routinely tested for HIV as recommended by the CDC.  This will increase the opportunity for testing and early diagnosis and could subsequently lower infection rates as patients become aware of their HIV status.”

1CDC. HIV/AIDS Surveillance Report, 2006. Vol. 18. Atlanta: US Department of Health and Human Services, CDC; 2008. http://www.cdc.gov/hiv
2CDC. Revised Recommendations for HIV Testing of Adults, Adolescents, and Pregnant Women in
  Health Care Settings. MMWR 2006; 55:1-17.

ABOUT CHEMBIO DIAGNOSTICS
Chembio Diagnostics, Inc. develops, manufactures, licenses and markets proprietary rapid diagnostic tests in the growing $5 billion point-of-care testing market. Chembio’s two FDA PMA-approved, CLIA-waived, rapid HIV tests are marketed exclusively in the U.S. by Inverness Medical Innovations, Inc. Chembio markets its HIV STAT-PAK® line of rapid HIV tests internationally to government and donor-funded programs directly and through distributors. Chembio also has rapid tests for veterinary tuberculosis and Chagas disease.  In 2007 Chembio received a U.S. patent for its Dual Path Platform (DPP®) technology which has significant advantages over lateral-flow technologies.  This technology is providing Chembio with a significant pipeline of business opportunities for the development and manufacture of new products based on DPP®. Headquartered in Medford, NY, with approximately 100 employees, Chembio is licensed by the U.S. Food and Drug Administration (FDA) as well as the U. S. Department of Agriculture (USDA), and is certified for the global market under the International Standards Organization (ISO) directive 13.485.

FORWARD-LOOKING STATEMENTS

Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended.  Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management.  Such statements are estimates only, as the Company has not completed the preparation of its financial statements for those periods, nor has its auditor completed the audit of those results.  Actual revenue may differ materially from those anticipated in this press release.  Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties.  Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing, to obtain regulatory approvals in a timely manner and the demand for Chembio's products.  Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events.  Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

Contacts:

Susan Norcott
Chembio Diagnostics, Inc.
631-924-1135 x125
snorcott@chembio.com
#   #   #